Free Writing Prospectus No. 891 Registration Statement Nos. 333-250103; 333-250103-01 Dated February 24, 2021 Filed Pursuant to Rule 433

Morgan Stanley Finance LLC Trigger Callable Contingent Yield Notes (With Daily Coupon Observation)

Linked to the least performing underlying among the S&P 500® Index, the Russell 2000® Index and the NASDAQ-100 Index® due August 29, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Callable Contingent Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying among the S&P 500® Index (the “SPX Index”), the Russell 2000® Index (the “RTY Index”) and the NASDAQ-100 Index® (the “NDX Index,” and together with the SPX Index and the RTY Index, the “Underlyings”). If the Index Closing Value of each of the SPX Index, the RTY Index and the NDX Index is equal to or greater than its respective Coupon Barrier on each Index Business Day during a Quarterly Observation Period, MSFL will make a Contingent Coupon payment with respect to that Quarterly Observation Period. However, if the Index Closing Value of any of the Underlyings is below its respective Coupon Barrier on any Index Business Day during a Quarterly Observation Period, no coupon will accrue or be payable with respect to Quarterly Observation Period. In addition, beginning on May 27, 2021, MSFL will call the Securities on any quarterly Call Date if and only if the output of our risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section below, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus any Contingent Coupon otherwise due with respect to the relevant Quarterly Observation Period, and no further amounts will be owed to you. Any early redemption of the Securities will not automatically occur based solely on the performance of the Underlyings. If the Securities are not called prior to maturity and the Final Underlying Value of each of the SPX Index, the RTY Index and the NDX Index is equal to or greater than its respective Downside Threshold, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities and, if payable, the Contingent Coupon with respect to the final Quarterly Observation Period. However, if the Final Underlying Value of any of the Underlyings is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying with the largest percentage decrease from its Initial Underlying Value to its Final Underlying Value (the “Least Performing Underlying”), even if the other Underlyings have appreciated or have not declined as much. The Securities may be appropriate for investors who seek an opportunity for enhanced income in exchange for the risk of losing their principal at maturity, the risk of receiving no Contingent Coupons during the term of the Securities and the risk of an early redemption of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation of any of the Underlyings. Because all payments on the Securities are based on the least performing Underlying among the SPX Index, the RTY Index and the NDX Index, the fact that the Securities are linked to three Underlyings does not provide any asset diversification benefits and instead means that a decline in the value of any of the Underlyings beyond the relevant Coupon Barrier on any Index Business Day during the relevant Quarterly Observation Period or beyond the Downside Threshold on the Final Valuation Date will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlyings appreciate or do not decline as much. Investing in the Securities involves significant risks. The Issuer will not pay a quarterly Contingent Coupon if the Index Closing Value for any of the Underlyings is below its respective Coupon Barrier on any Index Business Day during a Quarterly Observation Period. The Securities will be callable based on the output of our risk neutral valuation model. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of any Underlying is below its Downside Threshold. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of all Underlyings are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features

❑ Call Feature: Beginning May 27, 2021, an early redemption, in whole but not in part, will occur on a quarterly Call Date if and only if the output of our risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus any Contingent Coupon otherwise due with respect to the relevant Quarterly Observation Period and no further amounts will be owed to you. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑ Contingent Coupon: If the Index Closing Value of each of the SPX Index, the RTY Index and the NDX Index on each Index Business Day during the applicable Quarterly Observation Period is equal to or greater than its respective Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Quarterly Observation Period. Otherwise, no coupon will be payable with respect to that Quarterly Observation Period.

❑Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Underlying Value of each of the SPX Index, the RTY Index and the NDX Index is greater than or equal to its respective Downside Threshold on the Final Valuation Date, MSFL will pay you the principal amount per Security at maturity and, if payable, the Contingent Coupon with respect to the Final Valuation Date. However, if the Final Underlying Value of any of the Underlyings is less than its Downside Threshold, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Valuation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of all three Underlyings are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Key Dates*
Trade Date	February 24, 2021
Settlement Date	February 26, 2021 (2 business days after the Trade Date)
Coupon Payment Dates**	Quarterly, callable beginning May 27, 2021. See “Coupon Payment Dates” on page 6 for details.
Final Valuation Date**	August 24, 2023
Maturity Date**	August 29, 2023

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Coupon Payment Dates, the Final Valuation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Quarterly Observation End-Dates and Coupon Payment Dates (including the Call Date and the Maturity Date)” under “Additional Terms of the Securities” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This free writing prospectus relates to Securities linked to the least performing Underlying among the S&P 500® Index, the Russell 2000® Index and the NASDAQ-100 Index®. The actual Initial Underlying Values, Coupon Barriers and Downside Thresholds for the Underlyings and the actual Contingent Coupon Rate will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Initial Underlying Value	Coupon Barrier	Downside Threshold	Contingent Coupon Rate	CUSIP	ISIN
S&P 500® Index		65% of the Initial Underlying Value	55% of the Initial Underlying Value	At least 12.00% per annum	61771U334	US61771U3344
Russell 2000® Index		65% of the Initial Underlying Value	55% of the Initial Underlying Value
NASDAQ-100 Index®		65% of the Initial Underlying Value	55% of the Initial Underlying Value

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.765 per Security, or within $0.25 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.10	$9.90
Total	$	$	$

(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.10 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 30 of this free writing prospectus.

(2) See “Use of Proceeds and Hedging” on page 30.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 30 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022191/dp140637_424b2-seriesa.htm
t	Index supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm
t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Callable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020, the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2020 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.765, or within $0.25 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Coupon Barriers, the Downside Thresholds and the Contingent Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 4 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.
t	You are willing to accept the individual market risk of each Underlying on each Index Business Day during the Quarterly Observation Periods and on the Final Valuation Date.
t	You understand and accept the risks associated with the Underlyings.
t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You understand that the linkage to three Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Coupon Barrier or Downside Threshold of any of the Underlyings will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlyings appreciate.
t	You understand and accept that you will not participate in any appreciation in the values of the Underlyings and that your potential return is limited to the Contingent Coupons, if any.
t	You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.
t	You would be willing to invest in the Securities if the Contingent Coupon Rate was set to the minimum Contingent Coupon Rate indicated on the cover hereof (the actual Contingent Coupon Rate will be determined on the Trade Date).
t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlyings.
t	You are willing to invest in securities that may be called early based on the output of our risk neutral valuation model and you are otherwise willing to hold such securities to maturity, as set forth on the cover of this free writing prospectus.
t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.
t	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.
t	You are unwilling to accept the individual market risk of each Underlying on each Index Business Day during the Quarterly Observation Periods and on the Final Valuation Date.
t	You require an investment designed to provide a full return of principal at maturity.
t	You do not understand and accept the risks associated with the Underlyings.
t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You are not comfortable with an investment linked to three Underlyings such that a decline in the value beyond the relevant Coupon Barrier or Downside Threshold of any of the SPX Index, the RTY Index or the NDX Index will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlyings appreciate.
t	You seek an investment that participates in the appreciation in the values of the Underlyings or that has unlimited return potential.
t	You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.
t	You would not be willing to invest in the Securities if the Contingent Coupon Rate was set to the minimum Contingent Coupon Rate indicated on the cover hereof (the actual Contingent Coupon Rate will be determined on the Trade Date).
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks comprising the Underlyings.
t	You are unable or unwilling to invest in securities that may be called early based on the output of our risk neutral valuation model, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.
t	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 8 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “The S&P 500® Index” on page 19, “The Russell 2000® Index” on page 21 and “The NASDAQ-100 Index®” on page 23.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The S&P 500® Index (the “SPX Index”), the Russell 2000® Index (the “RTY Index”) and the NASDAQ-100 Index® (the “NDX Index”)
Principal Amount	$10.00 per Security
Term	Approximately 2.5 years, unless earlier called by the Issuer
Call Feature

Beginning on May 27, 2021, an early redemption, in whole but not in part, will occur on a quarterly Coupon Payment Date (the date on which the Securities are called, the ”Call Date”) if and only if the output of our risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If MSFL calls the Securities, MSFL will give you notice at least 2 Business Days before the Call Date specified in the notice.

If the Securities are called, MSFL will pay you on the Call Date the Principal Amount plus any Contingent Coupon otherwise due with respect to the related Quarterly Observation Period (such payment upon an early redemption, the “Settlement Amount”), and no further payments will be made on the Securities.

Contingent Coupon

If the Index Closing Value of each of the SPX Index, the RTY Index and the NDX Index is equal to or greater than its respective Coupon Barrier on each Index Business Day during a Quarterly Observation Period, we will pay you the Contingent Coupon for that Quarterly Observation Period on the relevant Coupon Payment Date.

If the Index Closing Value of any of the Underlyings is less than its Coupon Barrier on any Index Business Day during a Quarterly Observation Period, the Contingent Coupon for that Quarterly Observation Period will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate. The Contingent Coupon amount of at least $0.30 for each Security (based on the per-annum rate of at least 12.00%) (the actual Contingent Coupon Rate will be determined on the Trade Date) would be applicable to each Quarterly Observation Period for which the Index Closing Values of each of the SPX Index, the RTY Index and the NDX Index is greater than or equal to its respective Coupon Barrier on each Index Business Day during the applicable Quarterly Observation Period.

Contingent Coupon payments on the Securities are not guaranteed. MSFL will not pay you the Contingent Coupon for any Quarterly Observation Period on which the Index Closing Value of any of the SPX Index, the RTY Index or the NDX Index is less than its respective Coupon Barrier on any Index Business Day during the applicable Quarterly Observation Period.

Contingent Coupon Rate	The Contingent Coupon Rate will be at least 12.00% per annum (to be determined on the Trade Date).
Quarterly Observation Period	With respect to each Coupon Payment Date, the period from but excluding the immediately preceding Quarterly Observation End-Date (or in the case of the first Coupon Payment Date, from but excluding the Trade Date) to and including the relevant Quarterly Observation End-Date. The Quarterly Observation End-Dates are as set forth below under “Quarterly Observation End-Dates, Coupon Payment Dates and Call Dates” on page 6.
Trade Date	February 24, 2021
Settlement Date	February 26, 2021
Final Valuation Date	August 24, 2023*
Maturity Date	August 29, 2023*
Coupon Payment Dates	With respect to each Quarterly Observation Period as set forth under “Quarterly Observation Periods and Coupon Payment Dates” on page 6.
Payment at Maturity (per Security)

If the Securities have not been called prior to maturity, MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying during the term of the Securities, as follows:

If the Securities have not been called and the Final Underlying Value of each of the SPX Index, the RTY Index and the NDX Index is equal to or greater than its respective Downside Threshold, MSFL will pay you the $10 Principal Amount and, if payable, the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called by MSFL prior to maturity and the Final Underlying Value of any of the Underlyings is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Index Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying from the Trade Date to the Final Valuation Date, even if the other Underlyings have appreciated or have not declined as much.

Least Performing Underlying	The Underlying with the largest percentage decrease from the Initial Underlying Value to the Final Underlying Value.
Index Return	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.

Initial Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Trade Date
Final Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Final Valuation Date
Downside Threshold	With respect to each Underlying, 55% of the Initial Underlying Value of such Underlying
Coupon Barrier	With respect to each Underlying, 65% of the Initial Underlying Value of such Underlying
Record Date	The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call shall be payable to whom the Payment at Maturity or the payment upon a call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR CREDITWORTHINESS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not pay a quarterly Contingent Coupon if the Index Closing Value for any of the Underlyings is below its respective Coupon Barrier ON ANY INDEX BUSINESS DAY DURING A QUARTERLY OBSERVATION PERIOD. The securities will be callable based on the output of our risk neutral valuation model. You will lose A SIGNIFICANT PORTION or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of any of the Underlyings is below its Downside Threshold.

Quarterly Observation End-Dates,(1) Coupon Payment Dates and Call Dates(2)
Quarterly Observation End-Dates	Coupon Payment Dates / Call Dates
5/24/2021	5/27/2021
8/24/2021	8/27/2021
11/24/2021	11/30/2021
2/24/2022	3/1/2022
5/24/2022	5/27/2022
8/24/2022	8/29/2022
11/25/2022	11/30/2022
2/24/2023	3/1/2023
5/24/2023	5/30/2023
8/24/2023 (Final Observation Date)	Maturity Date*

* The Securities are not callable on the Maturity Date.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Quarterly Observation End-Dates and Coupon Payment Dates (including the Call Dates and the Maturity Date)” under “Additional Terms of the Securities” below.

(2) If, due to a Market Disruption Event or otherwise, any Quarterly Observation End-Date is postponed so that it falls less than two Business Days prior to the scheduled Coupon Payment Date / Call Date, the Coupon Payment Date / Call Date will be postponed to the second Business Day following that Quarterly Observation End-Date as postponed, provided that the Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Investment Timeline

Trade Date	The Initial Underlying Value, Downside Threshold and Coupon Barrier of each of the SPX Index, the RTY Index and the NDX Index are determined. The Contingent Coupon Rate is set.

Quarterly

If the Index Closing Value of each of the SPX Index, the RTY Index and the NDX Index is equal to or greater than its respective Coupon Barrier on each Index Business Day during a Quarterly Observation Period, MSFL will pay you a Contingent Coupon on the related Coupon Payment Date. However, if the Index Closing Value of any Underlying is below its Coupon Barrier on any Index Business Day during a Quarterly Observation Period, no coupon will be payable on the related Coupon Payment Date.

Beginning on May 27, 2021, MSFL will call the Securities on any quarterly Call Date if and only if the output of our risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section above, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the Principal Amount plus any Contingent Coupon otherwise due with respect to the related Quarterly Observation Period ending on the applicable Quarterly Observation End-Date, and no further payments will be made on the Securities.

Maturity Date

The Final Underlying Values are determined as of the Final Valuation Date.

If the Securities have not been called and the Final Underlying Value of each of the SPX Index, the RTY Index and the NDX Index is equal to or greater than its respective Downside Threshold, at maturity, MSFL will pay you the $10 Principal Amount and, if payable, the Contingent Coupon otherwise due on the Maturity Date.

However, if the Final Underlying Value of any of the Underlyings is less than its Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Index Return of the Least Performing Underlying) per Security

This will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Index Return of the Least Performing Underlying, and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to an Investment in the Securities

t	The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the Securities have not been called by MSFL prior to maturity and if the Final Underlying Value of any of the Underlyings is less than its Downside Threshold, you will be exposed to the decline in the value of the Least Performing Underlying from its Initial Underlying Value to its Final Underlying Value, on a 1-to-1 basis and such payment will result in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying over the term of the Securities, even if the other Underlyings have appreciated or have not declined as much. You could lose your entire principal amount.
t	You will not receive any Contingent Coupon for any Quarterly Observation Period if the Index Closing Value of any of the Underlyings is less than or equal to its Coupon Barrier on any Index Business Day during that Quarterly Observation Period. Whether the Contingent Coupon will be made with respect to a Quarterly Observation Period will be based on the Index Closing Values of all three Underlyings on every Index Business Day during that Quarterly Observation Period. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the end of the related period. Moreover, because the Contingent Coupon is based on the Index Closing Values on each Index Business Day during the applicable Quarterly Observation Period, if the Index Closing Value of any of the Underlyings is less than its Coupon Barrier on any Index Business Day during the applicable Quarterly Observation Period, you will not receive any Contingent Coupon with respect to such Quarterly Observation Period, even if the Index Closing Values of the Underlyings were higher on other days during the term of the Securities.
t	The Securities are subject to early redemption. The term of the Securities, and thus your opportunity to earn a potentially above-market coupon if the Index Closing Value of each of the Underlyings is greater than or equal to its respective Coupon Barrier on every Index Business Day during a Quarterly Observation Period, may be limited if MSFL calls the Securities based on the output of our risk neutral valuation model on any quarterly Call Date beginning May 27, 2021. The term of your investment in the Securities may be limited to as short as approximately three months. In accordance with the risk neutral valuation model determination noted herein, it is more likely that MSFL will call the Securities when it would otherwise be advantageous for you to continue to hold the Securities. As such, MSFL will be more likely to call the Securities when the Index Closing Value of each of the Underlyings is at or above its respective Coupon Barrier, which would otherwise result in an amount of interest payable on the Securities that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, MSFL will be more likely to call the Securities at a time when the Securities are paying an above-market coupon. If the Securities are called prior to maturity, you will receive no more Contingent Coupons, you may be forced to invest in a lower interest rate environment and you may not be able to reinvest at comparable terms or returns.

On the other hand, MSFL will be less likely to call the Securities when the Index Closing Value of any Underlying is below its Coupon Barrier Level and/or when the Final Underlying Value of any Underlying is expected to be below its Downside Threshold, such that you will receive no Contingent Coupons and/or that you will suffer a significant loss on your initial investment in the Securities at maturity. Therefore, if MSFL does not call the Securities, it is more likely that you will receive few or no Contingent Coupons and suffer a significant loss at maturity.

t	Investors will not participate in any appreciation in the values of any of the Underlyings. Investors will not participate in any appreciation in the value of any of the Underlyings from its respective Initial Underlying Value, and the return on the Securities will be limited to the Contingent Coupon that is paid with respect to each Quarterly Observation Period on which the Index Closing Value of each of the SPX Index, the RTY Index and the NDX Index is greater than its respective Coupon Barrier on every Index Business Day in the applicable Quarterly Observation Period prior to maturity or a call by MSFL. If called, the return on the Securities will be limited to any Contingent Coupons regardless of the appreciation of any of the Underlyings, which could be significant. It is also possible that, on any Index Business Day during most or all of the Quarterly Observation Periods, the Index Closing Values of one or more Underlyings could be below their Coupon Barriers so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of any of the Underlyings. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.
t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Values of all of the Underlyings are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security (plus, if payable, the Contingent Coupon for the final Quarterly Observation Period), if the Final Underlying Values of the RTY Index, the SPX and the NDX Index are equal to or greater than their respective Downside Thresholds, or if any of the Underlyings closes below its respective Downside Threshold on the Final Valuation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Valuation Date.
t	A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate, the Coupon Barriers and the Downside Thresholds, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Levels of any Underlying could ultimately be less than its Downside Threshold on the Final Valuation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Index Closing Values are greater than or equal to the Coupon Barriers on every Index Business Day during the Quarterly Observation Periods, may indicate an increased risk that the levels of the Underlyings will decrease substantially, which would result in few or no Contingent Coupons and a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the payment of regular interest or the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon a call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.
t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by MSFL and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of MSFL. Holders will have recourse only to a single claim against MSFL and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of MSFL, including holders of MSFL-issued securities.
t	The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:
o	the value and volatility (frequency and magnitude of changes in value) of the Underlyings,
o	whether the Index Closing Value of any Underlying has been below its Coupon Barrier on any Index Business Day during a Quarterly Observation Period,
o	dividend rates on the stocks comprising the Underlyings,
o	interest and yield rates in the market,
o	time remaining until the Securities mature,
o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Final Underlying Values,
o	the occurrence of certain events affecting any of the Underlyings that may or may not require an adjustment to its composition, and
o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. The value of each of the Underlyings may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlyings. Investing in the Securities is not equivalent to investing in any Underlying or the component stocks of any Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlyings. Further, you will not participate in any potential appreciation of any Underlying even though you may be exposed to its full decline at maturity.
t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 4 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.
t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlyings), including trading in the stocks that constitute the Underlyings as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. Some of our subsidiaries also trade the stocks that constitute the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Value, and, as a result, the Coupon Barrier of any of the Underlyings, which is the level at or above which such Underlying must close on each Index Business Day during a Quarterly Observation Period in order for you to earn a Contingent Coupon, and the Downside Threshold of any of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Valuation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlyings). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlyings on each Index Business Day during the Quarterly Observation Periods and on the Final Valuation Date and, accordingly, whether the Contingent Coupon is payable and, if Securities are not called prior to maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlyings).
t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Values, the Coupon Barriers, the Downside Thresholds, the Index Closing Value of each Underlying on every Index Business Day during the Quarterly Observation Periods and the Final Underlying Value of each Underlying, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Quarterly Observation End-Dates and Coupon Payment Dates (including the Call Date and the Maturity Date),” “—Discontinuance of Any Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations”. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.
t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlyings to which the Securities are linked.
t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlyings

t	You are exposed to the price risk of all three Underlyings, with respect to both the Contingent Coupons, if any, and the Payment at Maturity, if any. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the performance of each of the SPX Index, the RTY Index and the NDX Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the SPX Index, the RTY Index and the NDX Index. Poor performance by any of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlyings. To receive any Contingent Coupon payment or contingent repayment of principal at maturity from Morgan Stanley, all three Underlyings must close at or above their respective Coupon Barriers on each Index Business Day during the applicable Quarterly Observation Period. In addition, if the Securities are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlyings appreciate during the term of the Securities. Accordingly, your investment is subject to the market risk of all three Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Coupon Barrier on any Index Business Day during the applicable Quarterly Observation Period will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a Contingent Coupon to not be paid during the term of the Securities and for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for significant loss of principal at maturity.
t	Because the Securities are linked to the performance of the least performing among the SPX Index, the RTY Index and the NDX Index, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just one of the Underlyings. The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just one of the Underlyings. With three Underlyings, it is more likely that one or more Underlyings will close below their respective Coupon Barriers on any Index Business Day during the applicable Quarterly Observation Period and below their respective Downside Thresholds on the Final Valuation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will not receive any Contingent Coupons and will receive an amount in cash significantly less than the principal amount on the Maturity Date.
t	The Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t	Non-U.S. securities risks with respect to the NASDAQ-100 Index®. Some of the equity securities included in the NASDAQ-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be adversely affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ governments, economic and fiscal policies, currency exchange laws or other laws or restrictions.
t	Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.
t	Adjustments to the S&P 500® Index, the Russell 2000® or the NASDAQ-100 Index® could adversely affect the value of the Securities. The Index Publisher of each of the S&P 500®, the Russell 2000® Index and the NASDAQ-100 Index® is responsible for calculating and maintaining such index. The Index Publisher may add, delete or substitute the stocks constituting the relevant Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Index Publisher may discontinue or suspend calculation or publication of the relevant Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlyings and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be determined on the Trade Date; amounts may have been rounded for ease of reference):

t	Principal Amount: $10
t	Term: Approximately 2.5 years
t	Hypothetical Initial Underlying Value:
o	SPX Index: 2,700
o	RTY Index: 1,500
o	NDX Index: 9,000
t	Hypothetical Contingent Coupon Rate: 12.00% per annum (or 3.00% per quarter) (The actual Contingent Coupon Rate will be determined on the Trade Date.)
t	Hypothetical Contingent Coupon: $0.30 per quarter
t	Quarterly Observation Periods
t	Call Feature: Quarterly
t	Hypothetical Coupon Barriers:
o	SPX Index: 1,755, which is 65% of the Hypothetical Initial Underlying Value of the SPX Index
o	RTY Index: 975, which is 65% of the Hypothetical Initial Underlying Value of the RTY Index
o	NDX Index: 5,850, which is 65% of the Hypothetical Initial Underlying Value of the NDX Index
t	Hypothetical Downside Thresholds:
o	SPX Index: 1,485, which is 55% of the Hypothetical Initial Underlying Value of the SPX Index
o	RTY Index: 825, which is 55% of the Hypothetical Initial Underlying Value of the RTY Index
o	NDX Index: 4,950, which is 55% of the Hypothetical Initial Underlying Value of the NDX Index

Example 1 — Securities are Called on the Second Coupon Payment Date

Date	Lowest Index Closing Value during the relevant Quarterly Observation Period			Payment (per Security)
	SPX Index	RTY Index	NDX Index
First Quarterly Observation Period	2,800 (at or above Coupon Barrier)	1,600 (at or above Coupon Barrier)	10,000 (at or above Coupon Barrier)	$0.30 (Contingent Coupon — Not Called)
Second Quarterly Observation Period	3,000 (at or above Coupon Barrier)	1,800 (at or above Coupon Barrier)	10,500 (at or above Coupon Barrier)	$10.30 (Settlement Amount)
			Total Payment:	$10.60 (6.00% return)

Each of the SPX Index, the RTY Index and the NDX Index closes above its respective Coupon Barrier on each Index Business Day during the first Quarterly Observation Period, and therefore a Contingent Coupon is paid on the related Coupon Payment Date. MSFL calls the Securities on the second Coupon Payment Date. On the Call Date, MSFL will pay you a total of $10.30 per Security, reflecting your principal amount plus the applicable Contingent Coupon otherwise due with respect to the relevant Quarterly Observation Period. When added to the Contingent Coupon payment of $0.30 received in respect of the prior Quarterly Observation Period, MSFL will have paid you a total of $10.60 per Security for a 6.00% total return over the 6-month term of the Securities. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlyings.

Example 2 — Securities are NOT Called and the Final Underlying Value of each of the SPX Index, the RTY Index and the NDX Index is at or above its respective Downside Threshold

Date	Lowest Index Closing Value during the relevant Quarterly Observation Period			Payment (per Security)
	SPX Index	RTY Index	NDX Index
First Quarterly Observation Period	1,900 (at or above Coupon Barrier)	1,200 (at or above Coupon Barrier)	10,000 (at or above Coupon Barrier)	$0.30 (Contingent Coupon — Not Called)
Second Quarterly Observation Period	1,950 (at or above Coupon Barrier)	1,120 (at or above Coupon Barrier)	9,600 (at or above Coupon Barrier)	$0.30 (Contingent Coupon — Not Called)
Third Quarterly Observation Period	2,000 (at or above Coupon Barrier)	1,080 (at or above Coupon Barrier)	5,000 (below Coupon Barrier)	$0 (Not Called)
Fourth Quarterly Observation Period	1,905 (at or above Coupon Barrier)	1,100 (at or above Coupon Barrier)	5,000 (below Coupon Barrier)	$0 (Not Called)
Fifth to Ninth Quarterly Observation Periods	Various (all at or above Coupon Barrier)	Various (at or above Coupon Barrier)	Various (all below Coupon Barrier)	$0 (Not Called)

Final Quarterly Observation Period	2,250 (at or above Coupon Barrier and Downside Threshold)	1,100 (at or above Coupon Barrier and Downside Threshold)	6,500 (at or above Coupon Barrier and Downside Threshold)
		Final Index Value		$10.30 (Settlement Amount)
	2,250	1,100	6,500	Total Payment: $10.90 (9.00% return)

In this example, MSFL does not call the Securities based on the output of our risk neutral valuation model prior to maturity. Each of the SPX Index, the RTY Index and the NDX Index closes above its respective Coupon Barrier on each Index Business Day during the first two Quarterly Observation Periods, and therefore a Contingent Coupon is paid on each related Coupon Payment Date. During each of the third to ninth Quarterly Observation Periods, the SPX Index and the RTY Index close at or above their respective Coupon Barriers on every Index Business Day, but the NDX Index closes below its Coupon Barrier on at least one Index Business Day during each such Quarterly Observation Period. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Valuation Date, each of the SPX Index, the RTY Index and the NDX Index closes above its Downside Threshold, and each of the SPX Index, the RTY Index and the NDX Index closes above its Coupon Barrier on every Index Business Day during the final Quarterly Observation Period. Therefore, at maturity, MSFL will pay you a total of $10.30 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.60 received in respect of prior Quarterly Observation Periods, MSFL will have paid you a total of $10.90 per Security for a 9.00% total return on the Securities over 2.5 years. You do not participate in any appreciation of the Underlyings.

Example 3 — Securities are NOT Called and the Final Underlying Value of at least one of the Underlyings is below the Downside Threshold

Date	Lowest Index Closing Value during the relevant Quarterly Observation Period
	SPX Index	RTY Index	NDX Index	Payment (per Security)
First Quarterly Observation Period	2,400 (at or above Coupon Barrier)	1,100 (at or above Coupon Barrier)	10,500 (at or above Coupon Barrier)	$0.30 (Contingent Coupon — Not Called)
Second Quarterly Observation Period	2,300 (at or above Coupon Barrier)	1,100 (at or above Coupon Barrier)	10,000 (at or above Coupon Barrier)	$0.30 (Contingent Coupon — Not Called)
Third Quarterly Observation Period	2,250 (at or above Coupon Barrier)	850 (below Coupon Barrier)	5,000 (below Coupon Barrier)	$0 (Not Called)
Fourth Quarterly Observation Period	2,350 (at or above Coupon Barrier)	825 (below Coupon Barrier)	5,000 (below Coupon Barrier)	$0 (Not Called)
Fifth to Ninth Quarterly Observation Period	Various (all below Coupon Barrier)	Various (all below Coupon Barrier)	Various (all below Coupon Barrier)	$0 (Not Called)
Final Quarterly Observation Period	2,200 (at or above Coupon Barrier and Downside Threshold) 2,200	700 (below Coupon Barrier and Downside Threshold) Final Index Value 700	3,600 (below Coupon Barrier and Downside Threshold) 3,600	$10 + [$10 × Index Return of the Least Performing Underlying] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
Total Payment: $4.60 (-54.00% return)

In this example, MSFL does not call the Securities based on the output of our risk neutral valuation model prior to maturity. Each of the SPX Index, the RTY Index and the NDX Index closes above its respective Coupon Barrier on each Index Business Day during the first two Quarterly Observation Periods, and therefore a Contingent Coupon is paid on each related Coupon Payment Date. During each of the third and fourth Quarterly Observation Periods, the SPX Index closes at or above its Coupon Barrier on every Index Business Day but the RTY Index and the NDX Index close below their respective Coupon Barriers on at least one Index Business Day during each such Quarterly Observation Period. Therefore, no Contingent Coupon is paid on either related Coupon Payment Date. During each of the fifth to the ninth Quarterly Observation Periods, each of the SPX Index, the RTY Index and the NDX Index closes below its respective Coupon Barrier on at least one Index Business Day during each such Quarterly Observation Period and thus no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Valuation Date, the SPX Index closes above its Coupon Barrier and Downside Threshold, but the RTY Index and the NDX Index close below their respective Coupon Barriers and Downside Thresholds. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying (which, in this example, is the NDX Index), and MSFL will pay you $4 per Security, which reflects the percentage decrease of the Least Performing Underlying from the Trade Date to the Final Valuation Date. When added to the Contingent Coupon payments of $0.60 received in respect of prior Quarterly Observation Periods, MSFL will have paid you $4.60 per Security for a loss on the Securities of 54.00%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Coupon Payment Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Underlying Value of any Underlying is less than its Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Index Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including any Contingent Coupon, payment upon a call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are is unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not pay a quarterly Contingent Coupon if the Index Closing Value for any of the Underlyings is below its respective Coupon Barrier on any Index Business Day during the relevant Quarterly Observation Period. The Securities will be callable based on the output of our risk neutral valuation model on any quarterly Call Date, beginning May 27, 2021. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of any of the Underlyings is below its Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

t	purchase the Securities in the original offering; and
t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities or commodities;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts; or
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this free writing prospectus and is subject to confirmation on the Trade Date.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
t	certain former citizens or residents of the United States; or
t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Index for each quarter in the period from January 1, 2016 through February 22, 2021. The closing value of the S&P 500® Index on February 22, 2021 was 3,876.50. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Index on any Index Business Day during a Quarterly Observation Period, including the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/30/2018	2,930.75	2,713.22	2,913.98
10/1/2018	12/31/2018	2,925.51	2,351.10	2,506.85
1/1/2019	3/31/2019	2,854.88	2,447.89	2,834.40
4/1/2019	6/30/2019	2,954.18	2,744.45	2,941.76
7/1/2019	9/30/2019	3,025.86	2,840.60	2,976.74
10/1/2019	12/31/2019	3,240.02	2,887.61	3,230.78
1/1/2020	3/31/2020	3,386.15	2,237.40	2,584.59
4/1/2020	6/30/2020	3,232.39	2,470.50	3,100.29
7/1/2020	9/30/2020	3,580.84	3,115.86	3,363.00
10/1/2020	12/31/2020	3,756.07	3,269.96	3,756.07
1/1/2021	2/22/2021*	3,934.83	3,700.65	3,876.50

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500® Index from January 1, 2008 through February 22, 2021, based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and the solid line indicates the hypothetical Downside Threshold, assuming the closing value of the SPX Index on February 22, 2021 were its Initial Underlying Value.

Past performance is not indicative of future results.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Russell 2000® Index for each quarter in the period from January 1, 2016 through February 22, 2021. The closing value of the Russell 2000® Index on February 22, 2021 was 2,251.072. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000® Index on any Index Business Day during a Quarterly Observation Period, including the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	3/31/2018	1,610.706	1,463.793	1,529.427
4/1/2018	6/30/2018	1,706.985	1,492.531	1,643.069
7/1/2018	9/30/2018	1,740.753	1,653.132	1,696.571
10/1/2018	12/31/2018	1,672.992	1,266.925	1,348.559
1/1/2019	3/31/2019	1,590.062	1,330.831	1,539.739
4/1/2019	6/30/2019	1,614.976	1,465.487	1,566.572
7/1/2019	9/30/2019	1,585.599	1,456.039	1,523.373
10/1/2019	12/31/2019	1,678.010	1,472.598	1,668.469
1/1/2020	3/31/2020	1,705.215	991.160	1,153.103
4/1/2020	6/30/2020	1,536.895	1,052.053	1,441.365
7/1/2020	9/30/2020	1,592.287	1,398.920	1,507.692
10/1/2020	12/31/2020	2,007.104	1,531.202	1,974.855
1/1/2021	2/22/2021*	2,298.998	1,945.914	2,251.072

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2008 through February 22, 2021, based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and the solid line indicates the hypothetical Downside Threshold, assuming the closing value of the RTY Index on February 22, 2021 were its Initial Underlying Value.

Past performance is not indicative of future results.

The NASDAQ-100 Index®

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index® value. For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “NASDAQ-100 Index®” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the NASDAQ-100 Index® for each quarter in the period from January 1, 2016 through February 22, 2021. The closing value of the NASDAQ-100 Index® on February 22, 2021 was 13,223.74. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the NASDAQ-100 Index® should not be taken as an indication of future performance, and no assurance can be given as to the level of the NASDAQ-100 Index® on any Index Business Day during a Quarterly Observation Period, including the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	4,497.86	3,947.80	4,483.66
4/1/2016	6/30/2016	4,565.42	4,201.06	4,417.70
7/1/2016	9/30/2016	4,891.36	4,410.75	4,875.70
10/1/2016	12/31/2016	4,965.81	4,660.46	4,863.62
1/1/2017	3/31/2017	5,439.74	4,911.33	5,436.23
4/1/2017	6/30/2017	5,885.30	5,353.59	5,646.92
7/1/2017	9/30/2017	6,004.38	5,596.96	5,979.30
10/1/2017	12/31/2017	6,513.27	5,981.92	6,396.42
1/1/2018	3/31/2018	7,131.12	6,306.10	6,581.13
4/1/2018	6/30/2018	7,280.71	6,390.84	7,040.80
7/1/2018	9/30/2018	7,660.18	7,014.55	7,627.65
10/1/2018	12/31/2018	7,645.45	5,899.35	6,329.96
1/1/2019	3/31/2019	7,493.27	6,147.13	7,378.77
4/1/2019	6/30/2019	7,845.73	6,978.02	7,671.08
7/1/2019	9/30/2019	8,016.95	7,415.69	7,749.45
10/1/2019	12/31/2019	8,778.31	7,550.79	8,733.07
1/1/2020	3/31/2020	9,718.73	6,994.29	7,813.50
4/1/2020	6/30/2020	10,209.82	7,486.29	10,156.85
7/1/2020	9/30/2020	12,420.54	10,279.25	11,418.06
10/1/2020	12/31/2020	12,888.28	11,052.95	12,888.28
1/1/2021	2/22/2021*	13,807.70	12,623.35	13,223.74

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the NASDAQ-100 Index® from January 1, 2008 through February 22, 2021, based on information from Bloomberg.

* The dotted line indicates the hypothetical Coupon Barrier and the solid line indicates the hypothetical Downside Threshold, assuming the closing value of the NDX Index on February 22, 2021 were its Initial Underlying Value.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Russell 2000® Index, the S&P 500® Index and the NASDAQ-100 Index® from January 1, 2008 through February 22, 2021. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Coupon Barrier on any Index Business Day during an applicable Quarterly Observation Period because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or more of the Underlyings may close below the respective Coupon Barrier(s) on any Index Business Day during the applicable Quarterly Observation Period or below the Downside Threshold on the Final Valuation Date, as applicable, as the Underlyings may all decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Contingent Coupon Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for missed Contingent Coupons and/or a significant loss on your investment at maturity. See “Key Risks — Because the Securities are linked to the performance of the least performing among the SPX Index, the RTY Index and the NDX Index, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just one of the Underlyings” and “— A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity.” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms discussed in this free writing prospectus differ from those discussed in the prospectus supplement, index supplement or prospectus, the terms contained in this free writing prospectus will control.

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t	“Index Closing Value” on any Index Business Day means (i) with respect to the SPX Index or the NDX Index, the closing value of such Underlying, or any relevant Successor Index (as defined under “—Discontinuance of an Underlying; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the relevant Index Publisher, and (ii) with respect to the RTY Index, the closing value of such Underlying or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of such Underlying as described under “—Discontinuance of an Underlying; Alteration of Method of Calculation.”

The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the Underlying published by the Index Publisher.

t	“Index Publisher” means, with respect to the SPX Index, S&P Dow Jones Indices LLC or any successor thereto; with respect to the RTY Index, FTSE Russell or any successor thereto; and with respect to the NDX Index, Nasdaq, Inc. or any successor thereto.
t	“Index Business Day” means a day, for any Underlying, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Underlying, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.
t	“Market Disruption Event” means, with respect to any Underlying:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such Underlying (or any relevant Successor Index (as defined below under “—Discontinuance of an Underlying; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such Underlying (or a Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Underlying (or a Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in such Underlying is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Underlying shall be based on a comparison of (x) the portion of the value of such Underlying attributable to that security relative to (y) the overall value of such Underlying, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such Underlying by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-

traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such Underlying are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means, with respect to any Underlying, the primary exchange(s) or market(s) of trading for (i) any security then included in such Underlying, or any relevant Successor Index, and (ii) any futures or options contracts related to such Underlying or to any security then included in such Underlying.

Postponement of Quarterly Observation End-Dates and Coupon Payment Dates (including the Call Dates and the Maturity Date)

If any scheduled Quarterly Observation End-Date, including the Final Valuation Date, is not an Index Business Day with respect to any Underlying, or if there is a Market Disruption Event on such day with respect to any Underlying, the relevant Quarterly Observation End-Date solely with respect to that affected Underlying shall be the next succeeding Index Business Day with respect to that Underlying on which there is no Market Disruption Event with respect to that Underlying; provided that if a Market Disruption Event with respect to that Underlying has occurred on each of the five Index Business Days with respect to that Underlying immediately succeeding the relevant scheduled Quarterly Observation End-Date, then (i) such fifth succeeding Index Business Day shall be deemed to be the relevant Quarterly Observation End-Date with respect to that affected Underlying, notwithstanding the occurrence of a Market Disruption Event with respect to that Underlying on such day, and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs with respect to that Underlying, the Calculation Agent shall determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating that Underlying last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Index Business Day of each security most recently constituting that affected Underlying without any rebalancing or substitution of such securities following the commencement of the Market Disruption Event.

If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Contingent Coupon, if any, (or the Settlement Amount, if applicable), shall be paid on the next succeeding business day; provided that the Contingent Coupon, if any, with respect to the Final Valuation Date shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, any Quarterly Observation End-Date with respect to any Underlying is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, Call Date or Maturity Date, as applicable, the Coupon Payment Date, Call Date or Maturity Date, as applicable, shall be postponed to the second business day following the Quarterly Observation End-Date as postponed, by which date the Index Closing Value of each Underlying has been determined. In any of these cases, no adjustment shall be made to any Contingent Coupon payment made on that postponed date.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley or MSFL, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or
o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of an Underlying; Alteration of Method of Calculation

If the Index Publisher of an Underlying discontinues publication of such Underlying and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such discontinued Underlying (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of such Underlying will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any date on which the Index Closing Value is to be determined, and, to the extent the value of the Successor Index differs from the value of the relevant Underlying at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the relevant Initial Underlying Value, Coupon Barrier and Downside Threshold.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the Index Publisher discontinues publication of an Underlying prior to, and such discontinuance is continuing on, any day on which an Index Closing Value must be determined and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value of such Underlying for each such date. The Index Closing Value of such Underlying will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Underlying last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on each such date of each security most recently constituting such Underlying without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an Underlying may adversely affect the value of the Securities.

If at any time the method of calculating an Underlying or Successor Index, or the value thereof, is changed in a material respect, or if such Underlying or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Underlying or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to such Underlying or Successor Index, as adjusted. Accordingly, if the method of calculating such Underlying or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified

(e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Underlying or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Underlying Values, the Index Closing Values on each Index Business Day during the Quarterly Observation Periods, the Final Underlying Values, whether a Contingent Coupon is payable with respect to any Quarterly Observation Period and the Payment at Maturity, if any.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Contingent Coupon, payment upon a call, and Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred. See “—Discontinuance of an Underlying; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, of the amount of cash, if any, to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Call Date or the Business Day preceding the Maturity Date, as applicable, of the amount of cash, if any, to be delivered with respect to each Principal Amount of the Securities, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Call Date or Maturity Date, as applicable.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underlyings, in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings, as well as in other instruments related to the Underlyings that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Value, and, as a result, the Coupon Barrier of any of the Underlyings, which is the level at or above which such Underlying must close on each Index Business Day during a Quarterly Observation Period in order for you to earn a Contingent Coupon, and the Downside Threshold of any of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Valuation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlyings). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the stocks constituting the Underlyings, futures or options contracts on the Underlyings or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities., including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.10 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Contingent Coupon Rate, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.